N    E    W    S    R    E    L    E    A    S     E

FOR IMMEDIATE RELEASE April 18, 2005 FINAL RELEASE	Contact:	Investor Relations: Lauren Camner 305-231-6535	Corporate Communications: Melissa Gracey 305-817-8117

BankUnited Announces 13% Increase in Second Quarter Net Income

Loans and Deposits Grow Sharply; Dividend and Branch Expansion Highlight Quarter

Second Quarter 2005 Highlights:

•	Net income of $13.6 million, up 13% over the same quarter last year

•	Total deposits of $4.0 billion, up 18% from March 31st last year

•	Non-interest bearing deposits of $310 million, up 32% from March 31st last year

•	Non-performing assets as a percentage of total assets of 0.21%, down from 0.33% at March 31st last year

•	Total loan production of $1.1 billion, up 38% over the second quarter last year

•	Total assets of $9.3 billion, up 21% from March 31, 2004

•	Branch network increases to 53 with three new branch openings

CORAL GABLES, FL - BankUnited Financial Corporation (NASDAQ: BKUNA), parent of BankUnited FSB, today reported record second quarter net income, up 13% over the quarter ended March 31, 2004.

Net income for the quarter was $13.6 million, up 13% from $12.0 million for the same quarter last year. Basic and diluted earnings were $0.45 and $0.42 per share, respectively, for the quarter, up from $0.40 and $0.37 per share, respectively, for the same quarter last year.

Net income for the six months ended March 31, 2005, was $28.1 million, up 19% from $23.6 million for the same period in the prior year. Basic and diluted earnings per share for the six months were $0.93 and $0.87, respectively, as compared to $0.79 and $0.72 for the same period in the prior year.

BankUnited’s Chairman and Chief Executive Officer Alfred R. Camner stated, “It was another strong quarter for BankUnited. Most of our key indicators show positive growth, including total deposits, loan production and non-interest bearing deposits. Additionally we have stayed on track in our expansion opening 3 new branches in our east coast Florida market.

Mortgage production was so strong that we generated loans beyond our internal benchmarks. This allowed us to take advantage of demand for assets in the marketplace and sell the surplus. We intend to continue this strategy as opportunities arise in the future.

BankUnited and other financial intermediaries have been affected by higher interest rates and a flattening yield curve. This has created higher levels of prepayments in the mortgage area and has adversely impacted our margin. Nevertheless, we anticipate that strong mortgage loan production, the ongoing traction of our micro-market strategy, the impact of new branches and our robust corporate and commercial pipelines will assist us during the next several quarters and beyond.

BankUnited’s board of directors declared a dividend to shareholders of record as of April 15, 2005. This will reward eligible shareholders for their ongoing support and create opportunities for institutional shareholders who wish to invest in BankUnited but are limited to investing in dividend-paying stocks.”

BankUnited’s President and Chief Operating Officer Ramiro Ortiz added, “It was an outstanding quarter for growth in loans and deposits. We surpassed $4 billion in deposits and increased non-interest-bearing deposits by 32%. We believe this is a reflection of our micro-market strategy.

In addition, our corporate and commercial areas continue to perform at strong levels in both deposits and lending activity. In a highly competitive market, our team has repeatedly succeeded in making BankUnited our customers’ bank of choice. We are ideally positioned to offer the best of both worlds – the personal service and attention provided by a neighborhood bank and the strength and diversity of products of a $9.3 billion institution.”

Loan Balances and Production

Overall, loan production contributed to significant growth in BankUnited’s loan balances during the quarter. BankUnited’s total loans grew by $508 million, or 8%, during the quarter to $6.8 billion as of March 31, 2005. This growth included a $414 million increase in residential mortgage loan balances as well as a $63 million increase in commercial and commercial real estate loan balances.

Total loan originations increased 38% over the same quarter last year.

Residential mortgage loan originations, which include specialty consumer mortgage loans originated through branch offices, were $884 million for the quarter, up 59% over the second quarter of last year.

Consumer loan production, which excludes specialty consumer mortgage loans originated through branch offices, was $64 million this quarter, up 53% over the same quarter of last year.

Deposit Growth

Total deposits increased 18% to $4.0 billion at March 31, 2005, up from $3.4 billion at March 31, 2004. Non-interest bearing deposits were $310 million at March 31, 2005, up 32% from March 31, 2004. Core deposits, which include checking, savings and money market accounts, increased 2% to $1.6 billion as of March 31, 2005, as compared to March 31, 2004. This quarter, BankUnited emphasized growth in time deposits including some lengthening of maturities in anticipation of a rising rate environment.

Net Interest Margin

The net interest margin decreased this quarter to 1.72%, down from 1.81% for the preceding quarter. Increases in short-term interest rates adversely affected BankUnited’s margin primarily due to three factors. First, a significant portion of BankUnited’s loan portfolio consists of adjustable rate mortgages, of which a substantial amount is indexed to the Monthly Treasury Average. This index lags the increase in short-term interest rates.

Second, prepayments of BankUnited’s mortgage loans increased considerably at the end of the quarter.

Third, BankUnited’s funding costs rose not only to correspond to increases in general market interest rates but also in response to competitive deposit pricing pressures.

Non-Interest Income

Total non-interest income reached $7.8 million for the quarter, up 53% over the same quarter last year. Non-interest income included gains from the sale of loans, investments and mortgage-backed securities of $2.6 million for the quarter ended March 31, 2005, as compared to $1.9 million for the same quarter last year. As a result of the strong loan production, BankUnited sold loans in the secondary market and generated additional non-interest income. These sales may reoccur should the high demand in the secondary market for these loans continue. Fee income, which includes loan fees, deposit fees and other fees (excluding loan servicing fees), was $2.9 million for the second quarter of fiscal 2005, up 15% compared to the same quarter last year.

Insurance and investment income for the quarter was $1.3 million, up 6% over the same quarter last year and up 30% from the preceding quarter.

BankUnited’s portfolio of residential loans serviced for others was $1.3 billion at March 31, 2005. BankUnited earned $0.8 million in fees on loans serviced for others during the quarter, offset by a like amount of amortization. There was no impairment charge recorded during the period.

Expenses and Efficiency Ratio

Non-interest expense increased $4.4 million for the quarter, or 21%, from the same quarter in the prior fiscal year. The increase primarily reflects the company’s rapid expansion. During the quarter BankUnited increased its branch network to 53 locations by opening three new branches and expects to open seven to 11 new branches by December of 2005.

The efficiency ratio was 54.96% for the quarter, an increase from 52.9% for the same quarter last year.

Asset Quality

Non-performing assets as a percentage of total assets increased to 0.21% from 0.19% for the previous quarter, and down from 0.33% at March 31, 2004. The net annualized charge-off ratio for the quarter remained the same at 0.05% compared to the preceding quarter. There can be no assurance that additional provisions for loan losses will not be required in future periods.

The allowance for loan losses as a percentage of total loans was 0.36% as of March 31, 2005, compared to 0.48% as of March 31, 2004, and 0.39% as of December 31, 2004. While the current level is relatively low compared to the banking industry in general, management believes the current allowance to be prudent given the composition of its loan portfolio, which is more than 90% secured by real estate, primarily residential properties.

Capital Ratios and Book Value

BankUnited FSB continues to maintain its strong capital position in excess of regulatory requirements. Core and risk-based capital ratios were 7.6% and 15.6%, respectively, at March 31, 2005.

Book value per common share was $16.45 as of March 31, 2005, up from $15.77 at March 31, 2004.

Dividends

BankUnited’s board of directors declared a cash dividend of one-half cent ($0.005) per share to be paid on April 29, 2005, to stockholders of record as of April 15, 2005. BankUnited anticipates that it will continue to declare and pay such dividends on a quarterly basis subject to termination at any time at the sole discretion of the board.

The amount of the dividend is nominal as BankUnited continues to focus on growth and expansion while retaining funds for the potential repurchase of its stock on the open market under its repurchase program announced October 24, 2002.

About BankUnited

BankUnited Financial Corp. (NASDAQ: BKUNA) is the holding company for BankUnited FSB, the largest banking institution headquartered in Florida as measured by assets. BankUnited had assets of $9.3 billion at March 31, 2005. Serving customers in Miami-Dade, Broward, Palm Beach, Martin and Collier counties through 53 branches, BankUnited offers a full spectrum of consumer and commercial banking products and services, including online products that can be accessed through http://www.bankunited.com. For additional information, call (877) 779-2265.

A conference call to discuss the earnings for the quarter will be held on Monday, April 18, at 2 p.m. EDT, with Chairman and Chief Executive Officer Alfred R. Camner, President and Chief Operating Officer Ramiro Ortiz and Chief Financial Officer Bert Lopez.

The toll-free dial-in number for the conference call is 800-967-7185. The call leader is Alfred R. Camner. The name of the call is BankUnited, and the access code for the call is 2245909. A replay of the call will be available from 4 p.m. EDT on April 18 through 11:59 p.m. EDT on April 24, by calling toll-free 888-203-1112 (domestic) or 719-457-0820 (international). The pass code for the replay is: 2245909.

Forward-Looking Statements

This press release may contain certain forward-looking statements, which are based on management’s expectations regarding factors that may impact the Company’s earnings and performance in future periods. Words and phrases such as: “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “intend,” “should,” “may,” “can,” “could,” “plan,” “target” and similar expressions are intended to identify “forward-looking statements.” Actual results or performance could differ from those implied or contemplated by such statements. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general business and economic conditions; fiscal and monetary policies; war and terrorism; changes in interest rates; deposit flows; loan demand and real estate values; competition with other providers of financial products and services; the issuance or redemption of additional company equity or debt; volatility in the market price of our common stock; changes in accounting principles, policies or guidelines; changes in laws or regulation; reliance on other companies for products and services; and other economic, competitive, servicing capacity, governmental, regulatory and technological factors affecting the company’s operations, pricing, products and delivery of services.

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BankUnited Financial Corporation

Quarter Ended March 31, 2005 Earnings Release

	For the Three Months Ended			For the Six Months Ended March 31,
	March 31,	December 31,	March 31,
	2005	2004	2004	2005	2004
	(dollars and shares in thousands, except per share amounts)
Operations Data:
Interest income:
Interest and fees on loans	$78,404	$70,103	$55,095	$148,507	$109,456
Interest on mortgage-backed securities	16,884	18,236	20,189	35,120	39,986
Interest and dividends on investments and other interest-earning assets	5,657	5,343	5,055	11,000	9,598

Total interest income	100,945	93,682	80,339	194,627	159,040
Interest expense:
Interest on deposits	21,901	19,096	17,902	40,997	36,172
Interest on borrowings	37,099	33,516	25,151	70,615	51,151
Interest on trust preferred securities and subordinated debentures	3,141	2,789	2,322	5,930	4,674

Total interest expense	62,141	55,401	45,375	117,542	91,997

Net interest income	38,804	38,281	34,964	77,085	67,043

Provision for loan losses	1,050	1,150	1,200	2,200	2,175

Net interest income after provision for loan losses	37,754	37,131	33,764	74,885	64,868

Other income:
Loan servicing fees, net of amortization	38	88	(317)	126	(1,090)
Impairment of mortgage servicing rights	—	—	(1,200)	—	(1,200)
Loan fees	1,336	1,154	994	2,490	1,933
Deposit fees	1,010	1,106	1,044	2,116	2,163
Other fees	517	518	459	1,035	939
Gain on sales of loans, securities, and other assets (1)	2,565	2,003	1,861	4,568	3,018
Insurance and investment income	1,252	963	1,184	2,215	2,126
Other income	1,118	1,115	1,084	2,233	2,282

Total other income	7,836	6,947	5,109	14,783	10,171

Other expense:
Employee compensation	12,843	11,196	10,676	24,039	21,480
Occupancy and equipment	5,391	5,001	4,332	10,392	8,036
Professional fees	1,307	848	1,024	2,155	2,344
Telecommunications and data processing	1,527	1,619	1,409	3,146	2,793
Advertising and promotion expense	1,375	1,444	1,287	2,819	2,438
Insurance	381	382	370	763	727
Other operating expenses	2,811	2,232	2,104	5,043	2,497

Total other expense	25,635	22,722	21,202	48,357	40,315

Income before income taxes	19,955	21,356	17,671	41,311	34,724

Provision for income taxes	6,399	6,831	5,633	13,230	11,136

Net income	$13,556	$14,525	$12,038	$28,081	$23,588

Earning Per Share Data:
Net income	$13,556	$14,525	$12,038	$28,081	$23,588
Preferred stock dividends	103	103	99	207	180

Net income available to common stockholders	$13,453	$14,422	$11,939	$27,874	$23,408

Basic earnings per common share:	$0.45	$0.48	$0.40	$0.93	$0.79

Weighted average common shares	30,116	30,023	29,835	30,053	29,760

Diluted earnings per common share:	$0.42	$0.45	$0.37	$0.87	$0.72

Weighted average diluted common shares	32,432	32,381	32,683	32,415	32,553

(1) Consists of the following:

	For the Three Months Ended			For the Six Months Ended March 31,
	March 31,	December 31,	March 31,
	2005	2004	2004	2005	2004
Gain (loss) on sales of investments and mortgage-backed securities	$705	$1,481	$333	$2,186	$(262)
Gain on sales of loans and other assets	$1,860	$522	$1,528	$2,382	$3,280

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BankUnited Financial Corporation

Quarter Ended March 31, 2005 Earnings Release (continued)

Selected Balance Sheet Data:	As of March 31, 2005	As of December 31, 2004	As of March 31, 2004
	(In thousands)

Asset Data:
Total assets	$9,260,660	$8,914,672	$7,650,003
Cash and cash equivalents	$64,178	$44,766	$45,077
Investment securities	$304,840	$346,489	$339,506
Mortgage-backed securities	$1,670,556	$1,826,121	$2,226,105
Loans:
Residential loans	$5,706,332	$5,282,999	$3,727,975
Commercial and commercial real estate loans	826,779	763,972	678,241
Consumer loans (1)	213,529	192,171	148,807
Unearned discounts, premiums and loan fees	91,145	81,056	44,883
Allowance for loan losses	(24,777)	(24,447)	(22,665)

Loans receivable, net (excluding loans held for sale)	$6,813,008	$6,295,751	$4,577,241

Loans held for sale	$16,945	$25,874	$123,590
FHLB Stock	$158,539	$152,609	$130,716

Liability Data:
Total liabilities	$8,756,878	$8,412,665	$7,171,927
Deposits:
Non-interest bearing deposits	$309,923	$262,028	$235,346
Interest bearing checking and money market deposits	388,322	417,649	376,191
Savings	947,531	1,006,511	1,005,806

Total core deposits	1,645,776	1,686,188	1,617,343
Certificates of deposit	2,398,126	2,040,595	1,808,901

Total deposits	$4,043,902	$3,726,783	$3,426,244

Borrowings (2)	$4,311,839	$4,301,404	$3,352,886
Convertible debt	$120,000	$120,000	$120,000
Trust preferred securities and subordinated debentures	$195,482	$195,841	$165,544

Equity Data:
Total stockholders’ equity	$503,782	$502,007	$478,076
Preferred equity	$6,299	$6,299	$5,857

AVERAGE BALANCE SHEET DATA (Three months ended)

Loans, net (3)	$6,638,455	$6,025,555	$4,487,520
Investment securities	$338,531	$338,365	$327,668
Mortgage-backed securities	$1,763,429	$1,955,160	$2,111,979
Interest-earning assets (4)	$8,898,079	$8,473,779	$7,047,261
Assets	$9,170,970	$8,718,877	$7,297,054
Interest bearing deposits	$3,566,115	$3,326,726	$3,112,017
Non-interest-bearing deposits	$272,770	$247,454	$206,864
Other borrowings (2)	$4,435,180	$4,263,078	$3,241,729
Convertible debt	$120,000	$120,000	$43,516
Trust preferred securities and subordinated debentures	$195,805	$175,702	$164,900
Interest-bearing liabilities	$8,317,100	$7,885,507	$6,562,162
Liabilities	$8,667,929	$8,223,505	$6,834,710
Stockholders’ equity	$503,041	$495,372	$462,343

(1)	Includes home equity loans and lines of credit, excludes consumer mortgage products which are included in Residential Loans.
(2)	Includes FHLB advances, repurchase agreements, and senior notes.
(3)	Includes loans held for sale.
(4)	Excludes non-accruing loans.

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BankUnited Financial Corporation

Quarter Ended March 31, 2005 Earnings Release (continued)

Selected Data:	For the Three Months Ended
	March 31, 2005	December 31, 2004	March 31, 2004
Quarterly Performance Data:
Return on average tangible common equity	11.49%	12.52%	11.16%
Return on average assets	0.59%	0.67%	0.66%
Yield on interest-earning assets	4.54%	4.40%	4.55%
Cost of interest-bearing liabilities	3.03%	2.79%	2.78%
Net interest yield on earning assets (margin)	1.72%	1.81%	1.99%
Net interest spread	1.51%	1.61%	1.77%
Efficiency Ratio	54.96%	50.24%	52.91%

	For the Six Months Ended
	March 31, 2005	March 31, 2004
Year to Date Performance Data:
Return on average tangible common equity	12.00%	11.16%
Return on average assets	0.63%	0.66%
Yield on interest-earning assets	4.48%	4.58%
Cost of interest-bearing liabilities	2.91%	2.83%
Net interest yield on earning assets (margin)	1.77%	1.95%
Net interest spread	1.57%	1.75%
Efficiency Ratio	52.64%	52.21%

	As of
	March 31, 2005	December 31, 2004	March 31, 2004
	(dollars and shares in thousands, except per share amounts)
Equity Data:
Book value per common share	$16.45	$16.39	$15.77
Closing price of Class A Common Stock	$26.86	$31.95	$29.70
Common shares outstanding	30,249	30,239	29,936
Average equity to average assets (3 mos.)	5.49%	5.68%	6.34%

Capital Ratios:
Tangible capital ratio (1)	7.6%	7.3%	7.2%
Tier 1 core capital ratio (1)	7.6%	7.3%	7.2%
Total risk-based capital ratio (1)	15.6%	15.2%	15.5%

Non-Performing Assets:
Non-accrual loans	$18,132	$14,998	$21,645
Restructured loans	362	364	371
Loans 90 day past due and still accruing	41	39	52

Total non-performing loans	18,535	15,401	22,068
Non-accrual tax certificates	—	—	212
Real estate owned	1,355	1,602	2,975

Total non-performing assets	$19,890	$17,003	$25,255

Allowance for losses on tax certificates	$—	$—	$208
Allowance for loan losses	24,777	24,447	22,665

Total allowance	$24,777	$24,447	$22,873

Non-performing assets to total assets	0.21%	0.19%	0.33%
Non-performing loans to total loans	0.27%	0.24%	0.47%
Allowance for loan losses as a percentage of total loans	0.36%	0.39%	0.48%
Allowance for loan losses as a percentage of non-performing loans	133.68%	158.74%	102.71%
Net charge-offs for the three months ended	$720	$782	$660
Net annualized year-to-date charge-offs as a percentage of average total loans	0.05%	0.05%	0.05%

(1)	Capital ratios are for BankUnited FSB only.